                                                                EXHIBIT 12

                     Northwest Natural Gas Company
           Computation of Ratio of Earnings to Fixed Charges
                   January 1, 1991 - March 31, 1996
                                ($000)




                                                                       Twelve
                                                                       Months
                                                                        Ended
                          ---------Year Ended December 31---------    March 31,
                            1991     1992     1993    1994     1995     1996
                            ----     ----     ----    ----     ----     ----
Fixed Charges, as defined:
  Interest on Long-
    Term Debt             $21,977  $23,001  $22,578  $21,921  $23,141  $23,278
  Other Interest            4,266    3,223    1,906    2,473    2,252    2,089
  Amortization of Debt
   Discount and Expense       348      511      775      850      882      884
  Interest Portion of
   Rentals                  1,485    1,439    1,701    1,697    1,764    1,764
                          -------  -------  -------  -------  -------  -------
  Total Fixed Charges,
   as defined             $28,076  $28,174  $26,960  $26,941  $28,039  $28,015
                          =======  =======  =======  =======  =======  =======

Earnings, as defined:
  Net Income              $14,377  $15,775  $37,647  $35,461  $38,065  $42,369
  Taxes on Income           2,321    6,951   22,096   20,473   22,120   25,482
  Fixed Charges, as above  28,076   28,174   26,960   26,941   28,039   28,015
                          -------  -------  -------  -------  -------  -------
  Total Earnings,
   as defined             $44,774  $50,900  $86,703  $82,875  $88,224  $95,866
                          =======  =======  =======  =======  =======  =======
Ratio of Earnings to
 Fixed Charges               1.59     1.81     3.22     3.08     3.15     3.42
                             ====     ====     ====     ====     ====     ====

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